Exhibit 15.2

CONSENT LETTER

ToZepp Health Corporation

Edisonweg 44 - B08, 4207 HG Gorinchem, The Netherlands

April 24, 2026

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in Zepp Health Corporation’s Annual Report on Form 20-F for the year ended December 31, 2025 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference, in Zepp Health Corporation’s registration statements on Form S-8 (File No. 333-226665 and File No. 333-269830), of the summary of our opinion under the headings “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure” in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

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[Signature Page]

Yours faithfully,

/s/ Zhong Lun Law Firm